Exhibit 99.(a)(1)(P)

EMAIL REGARDING AMENDED
OFFER TO EXCHANGE, ELECTION FORM AND WITHDRAWAL NOTICE

To: Eligible Employees
Date: October 1, 2009
Subject: XETA Technologies Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Program”)

On October 1, 2009, we amended our Offer to Exchange Certain Outstanding Stock Options for New Stock Options to, among other things:

•                  clarify that the date the new stock options will be issued will be the expiration date of the Exchange Program, which is currently scheduled to expire at 11:00 p.m. Central Time on Friday, October 16, 2009;

•                  provide additional disclosure regarding the exchange ratios that will be used to calculate the number of shares underlying your new options should you elect to participate in the Exchange Program;

•                  provide you the opportunity to submit an election form or withdrawal notice “manually” rather than online, in case you have technical difficulties using the online process provided on our myXETA intranet; and

•                  provide you with an additional piece of statutorily required financial information, specifically a ratio of earnings to fixed charges for the periods covered by the financial information.

Included in the amended Offer to Exchange document are the following tables:

For purposes of illustration only, this first table reflects examples of hypothetical exchange ratios based upon the exercise price of the Eligible Options and various assumed closing share prices for our common stock within a range of 20% below and 20% above a recent closing price of $2.45.  The exchange ratio represents that number of Eligible Option shares that must be surrendered in exchange for one share under a new stock option.

Grant Date of Eligible	Exercise Price of Eligible	Hypothetical Exchange Ratios Based on Assumed Closing Prices on Expiration Date of Exchange of
Options	Options	$1.96	$2.08	$2.21	$2.33	$2.45	$2.57	$2.70	$2.82	$2.94
10/19/06	$2.95	1.7500	1.6274	1.5455	1.4595	1.3951	1.3371	1.2887	1.2381	1.2035
07/05/07	$3.25	1.5167	1.4328	1.3600	1.3171	1.2556	1.2268	1.1792	1.1404	1.1148
11/01/01	$3.63	1.8958	1.7778	1.7000	1.6119	1.5270	1.4691	1.4045	1.3542	1.3077
12/05/07	$4.14	1.9783	1.8824	1.7586	1.6875	1.5915	1.5455	1.4706	1.4130	1.3737

For purposes of illustration only, this second table reflects what the number of new option shares granted would be per 100 shares of Eligible Options surrendered based upon the hypothetical exchange ratios shown in the first table.

Number of Eligible Options Surrendered	Exercise Price of Eligible Option	Number of New Option Shares Per 100 Eligible Option Shares Exchanged Based Upon Assumed Closing Price of Our Common Stock of
for Exchange	Price	$1.96	$2.08	$2.21	$2.33	$2.45	$2.57	$2.70	$2.82	$2.94
100	$2.95	57	61	65	69	72	75	78	81	83
100	$3.25	66	70	74	76	80	82	85	88	90
100	$3.63	53	56	59	62	65	68	71	74	76
100	$4.14	51	53	57	59	63	65	68	71	73

Once the actual exchange ratio is established as of the date of exchange, the number of shares you will be entitled to purchase under a new stock option granted in exchange for an Eligible Option will be determined as follows:  divide (i) the number of shares represented by the Eligible Option you surrender for exchange by (ii) the applicable exchange ratio.  We will not issue any fractional stock options, so in each case where the exchange ratio yields a fractional number of shares, we will round down to the nearest whole number.

Shortly after the Nasdaq market closes at 3:00 p.m. Central Time on the expiration date of the Exchange Program, we will notify you by e-mail of the actual exchange ratios to be used in the Exchange Program.  You will then still have until 11:00 p.m. that same day to make, change or withdraw your election to participate in the Exchange Program.

You may access the amended Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “amended Offer to Exchange document”) immediately on the Welcome Page to the Exchange Program website accessible on myXETA at www.myxeta.com, or on the SEC’s website at www.sec.gov.   We will also provide you with a copy by separate e-mail.

We will also be sending you by separate e-mail in the next few days a Paper Election Form and Notice of Withdrawal, with instructions for making your election “manually” should you have difficulty making your election online via myXETA.  If you have already submitted an Election Form, no further action is necessary to participate in the Exchange Program; however, we encourage you to review the amended Offer to Exchange document since you may change or withdraw your election anytime before the Exchange Program expires.